Exhibit 99.1

Contact:
Savient Pharmaceuticals, Inc.	Burns McClellan
John P. Hamill	Caitlyn Murphy
Senior Vice President and Chief Financial Officer	cmurphy@burnsmc.com
information@savient.com	(212) 213-0006
(732) 418-9300

Savient Announces the Election of Robert G. Savage to its Board of Directors

BRIDGEWATER, N.J., (December 5, 2012) – Savient Pharmaceuticals, Inc. (NASDAQ: SVNT) today announced that Robert (Bob) G. Savage has been elected to the Company’s Board of Directors, effective December 5, 2012.

“Bob is a proven leader with an exceptional track record of success, and we are fortunate to have a pharmaceutical executive with such a wealth of experience join our Board of Directors,” stated Stephen O. Jaeger, Chairman of Savient’s Board of Directors.

Mr. Savage is currently President and CEO of Strategic Imagery LLC, a consulting company of which he is the principal. Previously, Mr. Savage was Group Vice President and President of the Worldwide General Therapeutics & Inflammation Business of Pharmacia Corporation from 2002 until its acquisition by Pfizer, Inc. in 2003. Prior to that role, he held several senior positions with Johnson & Johnson, including Worldwide Chairman of the Pharmaceuticals Group, Company Group Chairman for the North American pharmaceuticals business, President of Ortho-McNeil Pharmaceuticals and Vice President of Sales and Marketing. Earlier in his career, he served in a variety of senior marketing, operations, business development and strategic planning positions for Hoffmann-La Roche, Inc. Mr. Savage currently serves as a director of EpiCept Corporation, Nuovo Biologics and The Medicines Company. Mr. Savage received a B.S. in Biology from Upsala College and an M.B.A. from Rutgers University.

“Given Bob’s extensive experience in domestic and international marketing, business development and operations, we are confident that he will immediately prove to be an invaluable addition to the board and as an advisor to our senior management team especially in light of the anticipated approval and launch of KRYSTEXXA® in the EU,” said Lou Ferrari, President and Chief Executive Officer of Savient. “His strategic vision and expertise in orchestrating major product launches with renowned success will be instrumental to Savient’s ongoing commitment to providing KRYSTEXXA as a treatment option to patients suffering from refractory chronic gout (RCG) in the U.S. and around the world.”

ABOUT SAVIENT PHARMACEUTICALS, INC.

Savient Pharmaceuticals, Inc. is a specialty biopharmaceutical company focused on developing and commercializing KRYSTEXXA® (pegloticase) for the treatment of chronic gout in adult patients refractory to conventional therapy. Savient has exclusively licensed worldwide rights to the technology related to KRYSTEXXA and its uses from Duke University (“Duke”) and Mountain View Pharmaceuticals, Inc. (“MVP”). Duke developed the recombinant uricase enzyme and MVP developed the PEGylation technology used in the manufacture of KRYSTEXXA. MVP and Duke have been granted U.S. and foreign patents disclosing and claiming the licensed technology and, in addition, Savient owns or co-owns U.S. and foreign patents and patent applications, which collectively form a broad portfolio of patents covering the composition, manufacture and methods of use and administration of KRYSTEXXA. Savient also supplies Oxandrin® (oxandrolone tablets, USP) CIII in the U.S. For more information, please visit the Company’s website at www.savient.com.

# # #

SVNT - G